Exhibit 99.1

Cardinal Apartments,
An Arkansas Limited Partnership,
D/B/A Cardinal Apartments

Financial Section

Miller & Rose P.A.                                                                                           Steaven E. Miller Jr., CPA
Certified Public Accountants                                                                                     L. Scott Rose, CPA
1309 E. Race Avenue
Searcy, Arkansas 72143
(501) 268-8356     Fax (501) 268-9362

Independent Auditors' Report

Partners
Cardinal Apartments, An Arkansas Limited Partnership,
D/B/A Cardinal Apartments
351 E. 4th Street
Mountain Home, AR 72653

   We have audited the accompanying financial statements of Cardinal Apartments, An Arkansas Limited Partnership, D/B/A Cardinal Apartments as of December 31, 2006 and 2005, and for the years then ended, as listed in the table of contents. These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Apartments, An Arkansas Limited Partnership, D/B/A Cardinal Apartments as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 2, 2007                                                    Miller & Rose, P.A.
                      Certified Public Accountants

Members, American Institute of Certified Public Accountants

Financial Statements

Cardinal Apartments, An Arkansas Limited Partnership
D/B/A Cardinal Apartments

Balance Sheet
December 31, 2006 and 2005

	2006	2005
Current Assets
Cash and Cash Equivalents	$ 19,339.10	$ 21,006.24
Accounts Receivable	0	398.05
Prepaid Insurance	2,039.99	2,214.09
Rent-Up Reserve - Due from General Partner	12,800.00	12,800.00

Total Current Assets	34,179.09	36,418.38

Other Assets
Restricted Cash
Taxes and Insurance Escrow	20,958.15	30,732.68
Security Deposits Held in Trust	10,500.00	9,321.00
Reserve for Replacements	60,280.55	47,143.37

Total Other Assets	91,738.70	87,197.05

Fixed Assets
Land	40,000.00	40,000.00
Buildings	1,168,010.00	1,168,010.00
Equipment and Furnishings	89,521.74	89,521.74
Less Accumulated Depreciation	(402,144.78)	(365,164.34)

Net Fixed Assets	895,386.96	932,367.40

TOTAL ASSETS	$1,021,304.75	$1,055,982.83

Current Liabilities
Accounts Payable	$ 0	$ 6,294.22
Accrued Interest Payable	1,586.54	1,176.65
Accrued Property Taxes	6,770.83	6,320.95
Tenant Security Deposits	10,500.00	9,321.00
Current Portion of Long-term Debt	23,459.99	42,286.87

Total Current Liabilities	42,317.36	65,399.69

Long-Term Debt, Net of Current Portion
Notes Payable	178,910.96	192,415.85

Total Long-Term Debt, Net of
Current Portion	178,910.96	192,415.85

Owners' Equity
T.J. Embach, Capital	68,004.20	67,985.11
Gateway Tax Credit Fund III, Ltd., Capital	732,072.23	730,182.18

Total Owners' Equity	800,076.43	798,167.29

TOTAL LIABILITIES AND OWNERS' EQUITY	$1,021,304.75	$1,055,982.83

See accompanying notes.

Cardinal Apartments, An Arkansas Limited Partnership
D/B/A Cardinal Apartments

Statement of Income
Years Ended December 31, 2006 and 2005

	2006	2005
Revenue
Dwelling Rentals	$ 134,774.00	$ 125,769.45
Miscellaneous Revenues	6,966.20	8,099.66

Total Revenue	141,740.20	133,869.11

Expenses
Administrative	29,733.15	23,324.11
Utilities	21,390.51	22,804.98
Operating and Maintenance	24,121.90	26,726.65
Taxes and Insurance	12,212.99	11,714.89
Depreciation	36,980.44	36,980.44

Total Expenses	124,438.99	121,551.07

Net Operating Income (Loss)	17,301.21	12,318.04

Other Revenue (Expense)
Interest Expense	(18,532.68)	(19,199.27)
Interest Income	3,140.61	1,600.36

Total Other Revenue (Expense)	(15,392.07)	(17,598.91)

Net Income (Loss)	$ 1,909.14	$ (5,280.87)

See accompanying notes.

Cardinal Apartments, An Arkansas Limited Partnership
D/B/A Cardinal Apartments

Statement of Changes in Owners' Equity
Years Ended December 31, 2006 and 2005

	2006	2005
T.J. Embach, Capital
Balance at Beginning of Year	$ 67,985.11	$ 68,037.92
Net Income (Loss)	19.09	(52.81)

Balance at End of Year	68,004.20	67,985.11

Gateway Tax Credit Fund Ill, Ltd., Capital
Balance at Beginning of Year	730,182.18	735,410.24
Net Income (Loss)	1,890.05	(5,228.06)

Balance at End of Year	732,072.23	730,182.18

TOTAL OWNERS' EQUITY, END OF YEAR	$800,076.43	$798,167.29

See accompanying notes.

Cardinal Apartments, An Arkansas Limited Partnership
D/B/A Cardinal Apartments

Statement of Cash Flows
Years Ended December 31, 2006 and 2005
	2006	2005

Cash Flows From Operating Activities

Net Income (Loss)	$ 1,909.14	$ (5,280.87)

Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation and Amortization	36,980.44	36,980.44
(Increase) Decrease in Accounts Receivable	398.05	(398.05)
(Increase) Decrease in Prepaid Expenses	174.10	(345.19)
Increase (Decrease) in Accounts Payable	(6,294.22)	1,580.00
Increase (Decrease) in Security Deposits	1,179.00	1,346.00
Increase (Decrease) in Accrued Liabilities	449.88	595.44
Increase (Decrease) in Interest Payable	409.89	(64.33)

Total Adjustments	33,297.14	39,694.31

Net Cash Provided by Operating Activities	35,206.28	34,413.44

Cash Flows From Investing Activities
Security Deposits Held in Trust Funded	(1,179.00)	(1,346.00)
Taxes and Insurance Escrow Funded	9,774.53	(1,691.66)
Reserve for Replacements, Deposits	(18,903.81)	(10,754.54)
Reserve for Replacements, Interest
Retained in Reserve Account	(1,906.87)	(651.27)
Interest Earned on Investments	--	18,153.97
Reserve for Replacements, Withdrawals	7,673.50	5,725.34

Net Cash Provided by Investing Activities	(4,541.65)	9,435.84

Cash Flows From Financing Activities
Debt Retirement	(12,331.77)	(11,190.96)
Developers Fees Paid	(20,000.00)	(20,000.00)

Net Cash Provided by Financing Activities	(32,331.77)	(31,190.96)

Net Increase (Decrease) in Cash and
Cash Equivalents	(1,667.14)	12,658.32

Cash and Cash Equivalents, Beginning of Year	21,006.24	8,347.92

Cash and Cash Equivalents, End of Year	$ 19,339.10	$ 21,006.24

Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
Interest Expense	$ 18,122.79	$ 19,263.60

See accompanying notes.

Cardinal Apartments, An Arkansas Limited Partnership,
D/B/A Cardinal Apartments

Notes to the Financial Statements
December 31, 2006 and 2005

   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A.  Organization.  The Partnership has been organized exclusively to acquire land, develop, finance, construct, own, maintain, operate, and sell or otherwise dispose of the multi-family housing units for the purpose of obtaining: (a) long-term appreciation; (b) periodic cash distributions; and (c) tax credits and tax losses.

    The Partnership consists of a General Partner, T.J. Embach, and a Limited Partner, Gateway Tax Credit Fund III, Ltd., with profits, losses, and credits allocated in a ratio of 1% and 99% respectively, with projected tax credits of $136,561.00.  The Partnership shall continue until December 31, 2050.  The Partnership Agreement contains no provision for guaranteed payments to partners. All other terms can be found therein.  The General Partner is responsible for management of the Apartment Project.  The partnership operates a 32 unit apartment project in Mountain Home, Arkansas.

   B.  Financial Reporting.  This summary of significant accounting policies of the Partnership is presented to assist in understanding the Partnership's financial statements.  The financial statements and notes are representations of the Partnership's management who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

    1.  Depreciation.  Depreciation has been provided over the estimated useful lives using the straight-line method.  Depreciation expense was $36,980.44 and $36,980.44 for 2006 and 2005, respectively.  The estimated useful lives are as follows:

Asset	Useful Life
Buildings	40 years
Equipment	12 years

    All fixed assets are valued at historical cost. During construction, interest expenditures are capitalized.  Subsequent to development, interest expenditures are accrued.

    2.  Cash and cash equivalents.  The entity defines cash to include certificates of deposit, money market funds, savings accounts, demand deposits, and other short-term securities with maturities of three months or less.  Consequently, the cost, carrying value, and market value are equivalent.  Cash and cash equivalents do not include restricted cash, taxes and insurance escrow, and security deposits held in trust.

    3.  Income taxes.  No income tax provision has been incorporated into the financial statements since the income or loss of the partnership is allocated to the partners according to their profit or loss ratio and included in the respective partners' returns.

    4.  Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management’s estimates.

   NOTE 2- CONCENTRATIONS OF CREDIT RISK

    Financial instruments that subject the partnership to potential concentrations of credit risk consist principally of temporary cash investments. The partnership places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution.  There were no deposits in excess of FDIC limits at December 31, 2006 and 2005.

Cardinal Apartments, An Arkansas Limited Partnership,
D/B/A Cardinal Apartments

Notes to the Financial Statements (Continued)
December 31, 2006 and 2005

   NOTE 3 - RESERVE FOR REPLACEMENTS

   Analysis of the reserve for replacements account is as follows:

	2006	2005
Balance, beginning of period	$ 47,143.37	$ 41,462.90
Deposits	18,903.81	10,754.54
Interest	1,906.87	651.27
Withdrawals	(7,673.50)	(5,725.34)
Balance, end of period	$ 60,280.55	$ 47,143.37

   The Partnership Agreement requires the entity to fund a reserve for replacements through payments to the fund at a rate not less than $9,600.00 annually.  Disbursements from the reserve account for replacement of structural elements or mechanical equipment of the project in excess of $5,000 annually may be made only with proper written consent of the Limited Partner.  No approval was noted for current year withdrawals.

   NOTE 4 - DEPOSITS AND ESCROW ACCOUNTS

    Tenant Security Deposits

    Security deposits collected from tenants are held in a separate bank account.  The account's status at December 31, 2006 and 2005 is as follows:

	2006	2005
Security Deposits Held in Trust	$ 10,500.00	$ 9,321.00
Tenant Security Deposits Payable	(10,500.00)	(9,321.00)
Excess (Deficit)	$ .00	$ .00

    Taxes and Insurance Escrow

    The partnership maintains a taxes and insurance escrow account which is funded through monthly payments in order to ensure adequate cash is available when taxes and insurance are due.  The account's status at December 31, 2006 and 2005 is as follows:

	2006	2005
Taxes and insurance escrow
account balance	$ 20,958.15	$ 30,732.68

Accrued and unpaid:
Real estate taxes	(1,521.12)	(1,420.05)
Insurance expense	(2,101.06)	(2,358.54)

Excess (Deficit)	$ 17,335.97	$ 26,954.09

    Real estate taxes payable of $6,770.83 as of December 31, 2006 and $6,320.95 as of December 31, 2005 are related to the years 2006 and 2005, respectively. Tax payments are considered late if paid after October 10th of the following year.

    Disbursements for property insurance were $4,098.36 in 2006 and $4,530.88 in 2005.

Cardinal Apartments, An Arkansas Limited Partnership,
D/B/A Cardinal Apartments

Notes to the Financial Statements (Continued)
December 31, 2006 and 2005

   NOTE 5- PROPERTY AND EQUIPMENT

   Property and equipment are summarized by major classifications as follows:

	2006	2005
Land, land improvements	$ 40,000.00	$ 40,000.00
Buildings	1,168,010.00	1,168,010.00
Equipment	89,521.74	89,521.74
Total	1,297,531.74	1,297,531.74
Less accumulated depreciation	(402,144.78)	(365,164.34)

Net property and equipment	$ 895,386.96	$ 932,367.40

   NOTE 6- LONG-TERM DEBT

   Long-term debt consists of the following:

9.122% note due First Security Bank, payable	2006	2005
in monthly installments of $2,537.88, including
principal and interest, through June 10, 2016.
See Note 8 - Security Agreement.	$192,370.95	$204,702.72

Thomas J. Embach, 0.00%, the entire amount
that is unpaid on June 1, 2006, will be due
and payable on that date.
See Note 9 - Related Party Transactions.	10,000.00	30,000.00

Total	202,370.95	234,702.72
Current portion of long-term debt	(23,459.99)	(42,286.87)
Long-term debt, net of current portion	$178,910.96	$192,415.85

Maturities of long-term debt are as follows:

Within first year		$ 23,459.99
Within second year		14,740.46
Within third year		16,142.77
Within fourth year		17,678.47
Within fifth year		19,360.27
Thereafter		110,988.99

   NOTE 7 - SECURITY AGREEMENT

   The entity has executed a Security Agreement with its lender which establishes a lien on all structures and improvements to assure payment of principal and interest on the indebtedness until paid.

Cardinal Apartments, An Arkansas Limited Partnership,
D/B/A Cardinal Apartments

Notes to the Financial Statements (Continued)
December 31, 2006 and 2005

   NOTE 8- RELATED PARTY TRANSACTIONS

   The entity has entered into a management agreement with Professional Property Management to conduct day-to-day management functions related to tenant certification, rent collection, maintenance, leasing, and other required compliance functions.  The entity's General Partner has an ownership interest in Professional Property Management.  The management agreement in the amount of $30 per occupied unit per month in 2006 and 2005.

   The following amounts were paid to Professional Property Management for management fees and other property expenses:

	2006	2005
Management fees	$ 10,830.00	$ 10,620.00
Manager salaries	5,596.00	5,613.75
Maintenance salaries	4,048.25	3,081.00
Payroll taxes and other payroll expenses	1,497.42	1,213.59
Property and liability insurance	148.60	113.73
Management bonus incentive	890.00	315.00
Workers' compensation	748.72	606.80
HVAC-labor	1,281.79	960.79
HVAC-parts	698.68	555.45
Fidelity bond premiums	8.64	8.68
Advertising	9.83	.00
Office supplies	184.96	320.78
Auto insurance – employees	6.71	.00
Repairs and maintenance contracts	621.25	412.00
Elevator maintenance	.00	20.00
Telephone - pager – fax	37.03	24.02
Tool/ equipment	.00	110.30
Painting and decorating	1,375.00	660.00
Damage insurance settlement	304.11	.00
Other administrative expenses	31.00	.00

   The Partnership owed Professional Property Management $1,943.53 at December 31, 2005.

   The Contribution Receivable - Embach of $12,800.00 represents amounts due the partnership from the General Partner, Thomas J. Embach, for working capital as set forth in the partnership agreement.

   Developers' Fees of $10,000.00 and $30,000.00 at December 31, 2006 and 2005, respectively, represent amounts due to the General Partner, Thomas J. Embach, for services performed during project construction.  Payments were made to the General Partner related to these fees in the amounts of $20,000.00 and $20,000.00 during 2006 and 2005, respectively.

   NOTE 9 – CONTINGENCIES

   The entity is subject to possible examinations made by federal regulators who determine compliance with terms, conditions, laws and regulations governing grants given to the entity in the current and prior years.  These examinations may result in required refunds by the entity to federal grantors and/or program beneficiaries.